KODIAK ENERGY, INC. – LUCY LICENSE EXTENSION APPROVED AND WORK PROGRAMS INITIATED

CALGARY, ALBERTA -- (MARKET WIRE) – 18/08/08 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation"), operating in British Columbia (“B.C.”) as Kodiak Bear Energy, Inc., submitted an application to the B.C. Oil and Gas Commission ("OGC") for an extension to test the Muskwa shale gas potential on its leases.  On August 12, 2008, Kodiak and partners received the formal extension approval from the OGC.

Kodiak and partners are immediately moving forward with the planned work program to be executed during the 2008/09 winter season.  The well drilled in January 2008 will be stimulated using a staged vertical fracture and then flow tested to evaluate its post fracture deliverability.

The pipeline tie-in was previously scoped out.  Based on a successful well stimulation, Kodiak believes the well can be tied in for production by the end of the 2008/09 winter work season. This test and development program could be one of the first Horn River Basin projects in this area to be put on commercial production and would begin to validate the overall reserves in the area.

Based on the success of this work program and the overall timing, Kodiak and partners will review the balance of the work program to determine what portions of the second phase can be advanced.

The second phase program consists of a horizontal leg off one of the previously drilled vertical wells.  This is coupled with a staged fracture program and flow test to evaluate the post fracture deliverability with a tie in.

Kodiak’s application to the OGC for extension to the license was based on the drilling results from the previous season and the lab analysis of the drill cuttings.  The Kodiak application proposed a Muskwa evaluation program using vertical and horizontal wellbores, which intends to prove up the lease as an extension of the Horn River Basin.  This is similar to other test programs industry has used in other areas.  No objections were received following a posting of the application notice on the OGC website.  Upon final review of Kodiak’s application, the OGC granted approval noting the shale gas potential requires ongoing research as to drilling, completion and production methodology.

A management discussion, including latest lab results from the well cuttings, the previously released prospective resource report by Chapman Petroleum Engineering Ltd., and current plans for the project was posted on the Kodiak website at www.kodiakpetroleum.com on Tuesday, July 22, 2008.

Kodiak is the operator and 80% working interest owner of B.C. PNG (Petroleum Natural Gas) Lease 44104. This lease is situated on the South East edge of the Horn River Basin and the Muskwa shale gas prospect. The oil and gas industry continues to show dramatically increased interest in this shale gas play. Several comparisons have been made that the Muskwa shale gas potential is an analogue of the Barnett shale gas fields currently being developed in Texas.

The Lucy property may become one of Kodiak's major assets for production or disposition in the near term.

About Kodiak

Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico as well as a proposed acquisition of Brink Energy via plan of arrangement for properties in southwestern Manitoba, which will provide immediate cash flow to support ongoing development activities.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

The information in the Engineering Report referred to herein contains the terms "prospective resources". Kodiak advises investors that although these terms are recognized and required by Canadian securities regulations (under National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities), the US Securities and Exchange Commission does not recognize these terms. Investors are cautioned not to assume that any part or all of the resources in this category will ever be converted into reserves. In addition, "prospective resources" have a great amount of uncertainty as to their existence, and economic and legal feasibility. It cannot be assumed that any part of a prospective resource will ever be upgraded to a higher category. Under Canadian rules, estimates of prospective resources may not form the basis of feasibility or pre-feasibility studies, or economic studies except for a "preliminary assessment" as defined under National Instrument 51-101. Under US rules, investors are cautioned not to assume that part or all of a prospective resource exists, or is economically or legally recoverable.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov under the Corporation’s profile, as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contact:

Kodiak Energy, Inc.
William Tighe, Chief Executive Officer & President
Phone:  +1-403-262-8044
Email:  info@kodiakpetroleum.com
Website:  www.kodiakpetroleum.com